Exhibit 5.1

OPINION AND CONSENT OF BRUNSON CHANDLER & JONES, PLLC

August 29, 2014

Westcott Products Corporation
112 Loraine South
Suite 266
Midland, Texas 79701

Re:  Westcott Products Corporation, a Delaware corporation (the "Company")

Ladies and Gentlemen:

We refer to the Company's Registration Statement on Form S-1 under the Securities Act of 1933, (the "Registration Statement"), which will be filed with the Securities and Exchange Commission. The Registration Statement relates to the registration of approximately 6,988,574 shares of the Company's $0.001 par value common stock (the "Common Stock"), consisting of consisting of 2,892,858 shares of common stock issuable upon the conversion of the Series A 6% Convertible Preferred Stock, 2,892,858 shares of common stock issuable upon the exercise of 2,892,858 warrants, 867,858 shares of common stock reserved for the payment in stock of all dividends of the Series A 6% Convertible Preferred Stock for five years, and 335,000 shares of common stock currently held by certain shareholders. Collectively, the holders of the shares to be registered in the Registration Statement are referred to as the "Selling Stockholders.”

Assumptions

In rendering the opinion expressed below, we have assumed, with your permission and without independent verification or investigation:

1.  That all signatures on documents we have examined in connection herewith are genuine and that all items submitted to me as original are authentic and all items submitted to me as copies conform with originals;

2.  Except for the documents stated herein, there are no documents or agreements between the Company and/or any third parties which would expand or otherwise modify the respective rights and obligations of the parties as set forth in the documents referred to herein or which would have an effect on the opinion;

4.  That as to all factual matters, each of the representations and warranties contained in the documents referred to herein is true, accurate and complete in all material respects, and the opinion expressed herein is given in reliance thereon.

We have examined the following documents in connection with this matter:

1.  Articles of Incorporation of the Company;

2.  Bylaws of the Company;

3.  The Registration Statement; and

4.  Unanimous Consents of the Company's Board of Directors.

We have also examined various other documents, books, records, instruments and certificates of public officials, directors, executive officers and agents of the Company, and have made such investigations as we have deemed reasonable, necessary or prudent under the circumstances.  Also, in rendering this opinion, we have reviewed various statutes and judicial precedence as we have deemed relevant or necessary.

Based upon our examination mentioned above, and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that the Common Stock, when sold, will be legally issued, fully paid and non-assessable.

The opinion expressed herein is based upon the laws of the State of Delaware.   The opinion contained herein is based upon the facts in existence and the laws in effect on the date hereof and we expressly disclaim any obligation to update our opinion herein, regardless of whether changes in such facts or laws come to our attention after the date hereof.

The opinions set forth above are subject to the following exceptions, limitations and qualifications:  (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; and (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and the reference to me in the Prospectus under the caption "Interest of Named Experts and Counsel."

Sincerely yours,

/s/ Brunson Chandler & Jones, PLLC

Brunson Chandler & Jones, PLLC